Exhibit 1

HANNOVER HOUSE, INC.

Consolidated Balance Sheet / As of December 31, 2019 (Unaudited)

	9/30/2019		12/31/2019
ASSETS
CURRENT ASSETS
Cash & Cash Equivalents	522		294
Accounts Receivable, Net	501,487	(1)	282,652
Prepaid Wages	-		-
Merchandise Inventory	100,704		100,704
Prepaid Advertising	765,000		765,000
Prepaid Producer Royalties	2,447,674		2,454,674
Producer Marketing Recoupment	3,016,762		3,016,762
Film Distribution Rights	1,996,379		1,996,379
Film Production Investments	469,389		469,389
Notes Receivable and Net Recoupment	-	(2)	41,641

TOTAL CURRENT ASSETS	9,297,917		9,127,495

PROPERTY & EQUIPMENT
Office Furnishings, Equip. & Film Gear	154,725		154,725
Less Accumulated Depreciation	(37,164)		(37,164)
Vehicles	-		-
Less Accumulated Depreciation	-		-
Real Property	-		-
TOTAL PROPERTY & EQUIPMENT	117,561		117,561

OTHER ASSETS
FILM & TV LIBRARY (incl. VODWIZ)*	27,413,517		27,413,517

TOTAL OTHER ASSETS	27,413,517		27,413,517

	36,828,995		36,658,573

HANNOVER HOUSE, INC.

Consolidated Balance Sheet / As of December 31, 2019 (Unaudited) – CONTINUED

	6/30/2019		6/30/2019
LIABILITIES & SHAREHOLDER’S EQUITY
CURRENT LIABILITIES
Accounts payable	26,545		27,545
Accrued Royalties	94,065		94,065
Acquisition Advances Due	285,399		285,399
Accrued Wages	122,182		122,182
Payroll Taxes Payable	-		-
Deferred Income Tax Payable	-		-
NB Cal AFIL P&A Loan	80,000		80,000
Hounddog P&A Note (EFG)	331,025		331,025
Interest on Hounddog Note	399,774		399,774
Shuttlewood Investments	-	(3)	-
Interest on Shuttlewood Note	-		-
Graham Financial Services Note	85,000	(4)	85,000
Interest on Graham Note	4,200
Short Term Notes (Various)	552,885		562,385
Interest on Short Term Notes	40,495		45,750
Bank of Fayetteville Note	15,000		15,000
Interest on B.O.F. Note	-		-

TOTAL CURRENT LIABILITIES	2,036,570		2,048,125

LONG-TERM LIABILITIES
Long-Term Payables	1,017,667		1,033,382
Executive Salary Deferrals	766,415		766,415
Lewin Foreign Judgment	1,629,442	(5)	1,629,442
Contingent Legal Liabilities	727,022	(6)	727,022
Officer Notes Payable	115,670		115,670

TOTAL LONG-TERM LIABILITIES	4,256,216		4,271,931

TOTAL OF ALL LIABILITIES	6,292,786		6,320,056

SHAREHOLDER’S EQUITY
Common Stock	26,665,505		26,518,209
Retained Earnings	3,870,704		3,820,308

TOTAL SHAREHOLDER’S EQUITY	30,536,209		30,338,517

	36,828,995		36,658,573

Additional Footnotes to Balance Sheet

(for the three-month and twelve-month period ending December 31, 2019)

(1)	Accounts Receivable has been adjusted to include mark-downs for DVD price reductions, as well as other reconciliation activities relating to the application of credits for returns and other payment credits.

(2)	Notes Receivable includes a loan made by the company to Snowy Morning, Inc. in the amount of $41,641 to assist with production costs for the film “WILDFIRE,” which loan is to be considered as a fully-recoupable advance against Snowy Morning’s share of theatrical revenues in the film. Company holds a lien against other revenue sources, in the event that the producer’s share of net theatrical revenues from “WILDFIRE” is not sufficient to fully repay the loan.

(3)	Mutual Agreement made during Q3 (2018) (for Hannover House to waive its ongoing distribution rights to the film “Daisy Winters” in satisfaction of the Shuttlewoods P&A note) has come into question in the timeframe following the close of this reporting period. In late April (2019) company was made aware of a lawsuit filed in Orange County, California, seeking to enforce payment of the P&A note, despite the prior agreement to rescind distribution rights to the film, “Daisy Winters.” Company will respond to this filing, first with a motion to dismiss based on the clear jurisdiction in the two agreements specifying disputes be heard in Washington County, Arkansas. If the lawsuit proceeds, Company will move to dismiss based on the settlement agreement; as well as the clear integration of rights being granted to Hannover House in the film as being required consideration for the acceptance of the P&A repayment obligations. If this dispute proceeds, Hannover House will issue applicable cease-and-desist letters to all subsequent distributors and sublicensors of the film, in order to protect the potential obligation of Hannover House to repay the P&A loan, should the producers of “Daisy Winters” prevail. Hannover House implemented a theatrical release of the film onto 95 theatres on Dec. 1, 2017, the box office results for which did not meet the producer’s expectations. Despite successfully placing the film for home video release through Sony (and streaming via Netflix), the producers of the film requested that Hannover House terminate the future distribution rights to the film and in consideration, the P&A notes were to be waived. Hannover House is confident that it would be easy to generate $330,000 in revenues from the film, should the distribution rights revert back, and the obligation to pay the P&A notes be restored.

(4)	Company executed two new notes with Graham Financial Services, Inc., in the amounts of $55,000 on Nov. 18, 2019 and $31,400 on Nov. 28. 2019. The prior Graham notes were sold to a non-affiliate, eligible party for conversion into shares, as per the terms of the note and assignment options. As of the date of this filing, conversion shares have not been issued.

(5)	Company has engaged counsel to move to set-aside this foreign judgment and locally filed writ, on the basis of fraud, personal jurisdiction and subject matter jurisdiction. The absence of an agreement between Company and Lewin, as well as the additional prohibition on HHSE officers from issuing “personal guarantees” as represented by Plaintiff Lewin, will support the motion for dismissal.

(6)	Upon advice of counsel, Company is also reserving an additional amount of $727,722 regarding three foreign cases, as the potential liability that could occur should the Company not prevail in actions for dismissal or adjudication in Arkansas.

STATEMENT OF INCOME – for the Three and Twelve Month Periods ending December 31, 2019

	Q1	Q2	Q3	Q4	Y/E
	2019	2019	2019	2019	12/31/2019
REVENUES (all media, fees & licenses)	$36,471	$53,044	$11,644	$8,516	$109,675
Net, Collected Revenues	36,471	15,545	11,644	8,516	72,176
Additional Invoiced Sales	78,460				78,460
Reserve for Potential Returns	-	-	-	-	-
ADJUSTED REVENUES FOR PERIOD	114,931	53,044	11,644	8,516	188,135
					-
COST OF SALES					-
Commissions	-	-	-	-	-
Sales and Marketing	7,006	-	-	-	7,006
Video Mfg & Releasing Costs	-	-	-	-	-
Film & Book Royalties	440	-	-	-	440
Freight	1,009	-	-	-	1,009
Other Expenses (Ads, PR, Publicity)	3,452	-	-	-	3,452
					-
TOTAL COST OF SALES	11,906	-	-	-	11,906

GROSS PROFIT	103,025	53,044	11,644	8,516	176,229
					-
GENERAL AND ADMINISTRATIVE EXP.	42,692	16,614	10,075	45,381	114,762
					-
INCOME FROM OPERATIONS	60,333	36,430	1,569	(36,865)	61,467
					-
INTEREST EXPENSES	12,099	11,574	22,848	13,531	60,052
					-
OTHER EXPENSES (SALARY DEFERRALS)	-	-	-	-	-
					-
INCOME BEFORE TAXES	48,234	24,856	(21,279)	(50,396)	1,415
					-
PROVISION FOR INCOME TAXES	-	-	-	-	-
					-
NET INCOME	$48,234	$24,856	(21,279)	(50,396)	$1,415

RETAINED EARNINGS (Beginning of Period)	3,818,893	3,867,127	3,891,983	3,870,704

RETAINED EARNINGS (End of Period)	3,867,127	3,891,983	3,870,704	3,820,308

EXHIBIT INDEX

Exhibit A	Description
Adherence to Code of Ethics (addendum to Corporate Bylaws)

EXHIBIT “A” TO CORPORATE BYLAWS

ADHERENCE TO CODE OF ETHICS STANDARDS

Pursuant to 17 C.F.R. § 229.406, promulgated by the Securities and Exchange Commission to implement section 406 of the Sarbanes-Oxley Act of 2002, a company subject to reporting requirements under the Securities Exchange Act of 1934 must disclose whether or not it has adopted a written code of ethics applicable to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and if no such code has been adopted, why not.

The Company believes that this Code of Ethics is reasonably designed to deter wrongdoing and to promote the purposes set forth in 17 C.F.R. § 229.406. The Company also believes that this Code of Ethics promotes an atmosphere of self-awareness and prudent conduct by encouraging and protecting the reporting of questionable behavior in accordance with OTC Market Guidelines. As used herein, “Company” means Hannover House, Inc. and its subsidiaries Medallion Releasing, Inc. and Bookworks, Inc.

A. Scope.

This Code of Ethics applies to all directors, officers and employees of the Company.

B. Purpose.

The Company is proud of the values with which it conducts business. It has and will continue to uphold the highest levels of business ethics and personal integrity in all types of transactions and interactions. To this end, the Company’s Code of Ethics serves to (1) emphasize the Company’s commitment to ethics and compliance with the law; (2) set forth the Company’s basic standards of ethical and legal behavior for its directors, officers and employees; (3) elaborate reporting mechanisms for known or suspected ethical or legal violations and for other questionable behavior; and (4) deter and detect wrongdoing.

Given the variety and complexity of ethical questions that may arise in the course of the Company’s business, this Code of Ethics serves only as a rough guide. Confronted with ethically ambiguous situations, all directors, officers and employees should remember the Company’s commitment to the highest ethical standards and seek independent advice, where necessary, to ensure that all actions they take on behalf of the Company honor this commitment.

C. Ethical Standards.

1. Honest and Ethical Conduct.

All directors, officers and employees shall behave honestly and ethically at all times and with all people. They shall act in good faith, with due care, and shall engage only in fair and open competition, by treating ethically competitors, suppliers, customers and colleagues. They shall not misrepresent facts or engage in illegal, unethical, or anti-competitive practices for personal or professional gain. No director, officer or employee may offer or accept bribes, kickbacks or substantial gifts either directly or through another party.

This fundamental standard of honest and ethical conduct extends to the handling of conflicts of interest. All directors, officers and employees shall avoid any actual, potential, or apparent conflicts of interest with the Company and any personal activities, investments or associations that might give rise to such conflicts. They shall not use the Company for personal gain, self-deal, compete with the Company or take advantage of corporate opportunities other than on behalf of the Company. They shall act on behalf of the Company free from improper influence or the appearance of improper influence on their judgment or performance of duties. There is a likely conflict of interest if, for example, a director, officer or employee causes the Company to engage in business transactions with relatives or friends; receives loans or guarantees of obligations from the Company (or a third party because of his or her relationship to the Company); has more than a modest financial interest in the Company’s competitors, suppliers, or customers; or uses non-public information for personal gain or for gain by relatives or friends.

If a director, officer or employee involved in a particular decision has a relationship—business, financial, or otherwise—with a competitor, supplier, customer, candidate for employment or other person, that might impair or appear to impair his or her independence in making that decision, he or she shall disclose such relationship to the Chairman of the Audit Committee. No action may be taken with respect to the transaction or party giving rise to the actual, potential or apparent conflict unless and until such action has been approved by the Audit Committee.

2. Timely and Truthful Disclosure.

In reports and documents filed with or submitted to the Securities and Exchange Commission and other regulators, and in other public communications made by the Company, the Company’s directors, officers and employees involved in the preparation of such reports, documents and communications shall make disclosures that are full, fair, accurate, timely and understandable. Such disclosures shall contain thoroughly and accurately reported financial and accounting data. No director, officer or employee shall knowingly conceal or falsify information, misrepresent material facts or omit material facts necessary to avoid misleading the Company’s independent public auditor or the public.

3. Legal Compliance.

In conducting the business of the Company, all directors, officers and employees shall comply with applicable governmental laws, rules and regulations at all levels of government in the United States and in any non-U.S. jurisdiction in which the Company does business. If a director, officer or employee is unsure whether a particular action would violate an applicable law, rule, or regulation, he or she should seek the advice of the Company’s outside counsel before undertaking it. It is always illegal to trade in the Company’s securities while in possession of material, non-public information, and it is also illegal to communicate or “tip” such information to others.

4. Confidentiality.

The Company’s directors, officers and employees shall take all reasonable steps to protect the confidentiality of non-public information about the Company and its customers and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process.

5. Conflicts of Interest.

The Company’s directors, officers and employees shall take all reasonable steps to avoid any and all forms of “conflict of interests” which either directly or indirectly benefit the individual over the Company, or which appear to conflict with the impartial and objective performance of an individual’s duty to the Company. A conflict of interest shall include any situation under which a director, officer, or employee takes actions or has interests that may make it difficult to perform his or her work on behalf of the Company in an objective and effective manner. Conflicts of interest may also arise when a director, officer, or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company. Loans to, or guarantees of obligations of, employees and their immediate family members shall also constitute an unacceptable conflict of interest.

D. Violations of Ethical Standards.

1. Reporting Known or Suspected Violations.

The Company’s directors and executive officers shall promptly report any known or suspected violations of this Code of Ethics and any other questionable behavior to the Chairman of the Audit Committee. No retaliatory action of any kind will be permitted against anyone making such a report, and the Audit Committee will strictly enforce this prohibition.

Upon learning of any unethical business conduct, or dishonest or illegal acts, the Audit Committee shall investigate the report as it deems appropriate and provide feedback to the reporting party (unless such party is anonymous) as to the result of its investigation.

2. Accountability for Adherence.

If the Audit Committee determines that this Code of Ethics has been violated directly or by failure to report a violation, withholding information related to a violation or taking prohibited retaliatory action against someone who reported questionable behavior, it may discipline the offending director, officer or employee for non-compliance with penalties up to and including removal from office or dismissal. Such penalties may include, depending upon the severity of the infraction, oral or written reprimands, the withholding of bonuses, the deduction of some or all of the person’s earned deferred management compensation, the forfeiture of director stipends, removal from committees of the Board of Directors and, if warranted, termination. In addition, violations may result in criminal penalties and/or civil liabilities for the offending director, officer or employee and/or the Company.

E. Waivers

Excepting as may be prohibited under regulations or procedures as set forth by the Securities and Exchange Commission, the Company’s Board of Directors, in its discretion, may grant a waiver of a provision of this Code of Ethics to any director, officer or employee. If the waiver is granted for a director or executive officer, a current report on Form 8-K must be filed with the Securities and Exchange Commission in accordance with the applicable rules and regulations of the Commission and the OTCQB Market.